Exhibit 4.3

SUBSCRIPTION AGREEMENT

SPECIAL NOTICE FOR CALIFORNIA RESIDENTS ONLY

CONDITIONS RESTRICTING TRANSFER OF SHARES

260.141.11 Restrictions on Transfer.

(a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6, 260.141.10 or 260.534 of the Rules (the “Rules”) adopted under the California Corporate Securities Law (the “Code”) shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

(b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of the Rules), except:

(1) to the issuer;

(2) pursuant to the order or process of any court;

(3) to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of the Rules;

(4) to the transferor’s ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor’s ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee’s ancestors, descendants or spouse;

(5) to holders of securities of the same class of the same issuer;

(6) by way of gift or donation inter vivos or on death;

(7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities laws of the foreign state, territory or country concerned;

(8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

(9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule not required;

(10) by way of a sale qualified under Sections 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

(12) by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(13) between residents of foreign states, territories or countries who are neither domiciled or actually present in this state;

(14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

(15) by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;

(17) by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c) The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

“IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.”

[Last amended effective January 21, 1988.]

SPECIAL NOTICE FOR MAINE, MASSACHUSETTS, MINNESOTA, MISSOURI

AND NEBRASKA RESIDENTS ONLY

In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the Prospectus. Residents of the States of Maine, Massachusetts, Minnesota, Missouri and Nebraska who first received the Prospectus only at the time of subscription may receive a refund of the subscription amount upon request to the Wells REIT within five days of the date of subscription.

INVESTOR INSTRUCTIONS

Please follow these instructions carefully. Failure to do so may result in the rejection of your subscription.

1.	REGISTRATION AND CONTACT INFORMATION

Please enter the exact name in which the Shares are to be held. For joint tenants with right of survivorship or tenants in common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 5, the investor is certifying that this number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee. Indicate the birth date of the registered owner unless the registered owner is a partnership, corporation or trust.

2.	TYPE OF OWNERSHIP

Please check the appropriate box to indicate the type of investor subscribing.

3.	DIVIDENDS

Please check the appropriate block to indicate to whom the dividends should be paid, in what form they should be paid and the address of the individual(s) or institution receiving the distribution. Please note that if no blocks are checked in this section, the funds will be paid to the registered owner and mailed to the address indicated in Section 1.

By electing to participate in the Dividend Reinvestment Plan, the investor elects to reinvest the stated percentage of dividends otherwise payable to such investor in Shares of the Company. The investor agrees to notify the Company and the Broker-Dealer named in the Subscription Agreement in writing if at any time the investor fails to meet the applicable suitability standards or is unable to make any other representations and warranties as set forth in the Prospectus or Subscription Agreement. The investor acknowledges that Wells Investment Securities, Inc. will receive a dealer manager fee equal to 2.5% of any reinvested dividends and the Broker-Dealer named in the Subscription Agreement will receive a commission equal to 7% of any reinvested dividends, but only to the extent such fees are also payable in connection with the Shares subscribed for hereby other than through dividend reinvestments.

4.	INVESTMENT

A minimum investment of $1,000 (100 shares) is required, except for certain states that require a higher minimum investment as set forth under the section of the Prospectus entitled “Who May Invest—Suitability Standards,” which immediately follows the cover page of the Prospectus. A CHECK FOR THE FULL PURCHASE PRICE OF THE SHARES SUBSCRIBED FOR SHOULD BE MADE PAYABLE TO THE ORDER OF “WELLS REAL ESTATE INVESTMENT TRUST II, INC.” Investors who have satisfied the minimum purchase requirements in Wells Real Estate fund I, Wells Real Estate fund II, Wells Real Estate Fund II-OW, Wells Real Estate Funds III, Wells Real Estate Funds IV, Wells Real Estate Funds V, Wells Real Estate Funds VI, Wells Real Estate Funds VII, Wells Real Estate Funds VIII, Wells Real Estate Funds IX, Wells Real Estate Funds X, Wells Real Estate Funds XI, Wells Real Estate Funds XII, Wells Real Estate Funds XIII, Wells Real Estate Funds XIV, Wells Real Estate Investment Trust, Inc., or any other public real estate program sponsored by Wells Capital, Inc. or its affiliates may invest as little as $25 (2.5 shares) except for residents of Maine, Minnesota, Nebraska, Ohio or Washington. Only persons meeting the standards set forth under the Section of the Prospectus entitled “Who May Invest—Suitability Standards” may purchase shares. Please indicate the state in which the sale was made.

All additional investments must be in increments of at least $25 (2.5 shares). Additional investments by residents of Maine must be for the minimum amounts stated under “Who May Invest—Suitability Standards” in the Prospectus, and residents of Maine must execute a new Subscription Agreement to make additional investments in the Company. If additional investments in the Company are made, the investor agrees to notify the Company and the Broker-Dealer named in the Subscription Agreement.

Note: WELLS REAL ESTATE FUNDS WILL NOT ACCEPT CASH, CASHIER CHECKS, MONEY ORDERS OR TRAVELERS CHECKS FOR INITIAL INVESTMENTS.

5.	SUBSCRIBER SIGNATURES

Please separately initial the representations in paragraphs (a) through (d) where indicated. Note that residents of Iowa, Missouri, Ohio and Pennsylvania must have a net worth at least 10 times their investment in the Company in order to be able to make the representation in paragraph (b). Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. Each investor must sign and date this Section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must sign.

Note: THESE SIGNATURES DO NOT HAVE TO BE NOTARIZED.

6.	BROKER/DEALER (TO BE COMPLETED BY REGISTERED REPRESENTATIVE)

An Authorized Representative must complete and sign this Section. Please complete all Broker/Dealer information contained in Section 6, including the suitability certification.

Note: The Subscription Agreement, which has been delivered with this Prospectus, together with a check for the full purchase price, should be delivered or mailed to your Broker/Dealer. Only original, completed copies of Subscription Agreements can be accepted. The Company cannot accept photocopied or otherwise duplicated Subscription Agreements.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION

AGREEMENT, PLEASE CALL 1-800-557-4830.